Exhibit 10.17

April 25, 2022

Pranav Gokhale

5346 S Cornell Ave, Apt 1404

Chicago, IL 60615

Dear Pranav:

We are pleased to offer you the position of Vice President of Quantum Software with ColdQuanta, Inc. (“ColdQuanta” or the “Company”) at the Chicago location, reporting to Paul Lipman. This position is considered exempt for purposes of United States federal wage-hour law, which means that you will not be eligible for overtime pay for hours worked over 40 in each week.

This offer is contingent upon the closing of a Merger Agreement between the Company and Super.tech Labs Inc. (the “Merger Agreement”). If the Merger Agreement does not close, this offer is void, you will not be employed by the Company, and the Company will have no further obligations to you. The date of the closing of the merger contemplated by the Merger Agreement is referred to as the “Merger Closing Date”.

ColdQuanta offers you the following:

Compensation:	Bi-monthly pay of $8,333.33 (or $200,000 if annualized)

Stock Options:	750,000 options will be recommended to ColdQuanta’s Board of Directors according to ColdQuanta’s Stock Incentive Plan. There will be a modification to the plan in that there will be a 2-year cliff associated with these options. After the 2-year cliff, the options will vest monthly over 2 years, covering the third and fourth years following the Merger Closing Date.

Benefits:	You will be eligible to participate in ColdQuanta’s comprehensive benefits program starting June 1, 2022. Our Open Enrollment period will begin April 28, 2022. You will receive a benefits guide at that time, and benefit elections will be effective June 1, 2022. You will also be eligible to participate in the ColdQuanta 401(k) program, subject to the terms of the plan.

Personal Time Off (PTO):	ColdQuanta offers an Unlimited Paid Time Off Program. Employees generally may take time off under this program for purposes including vacation, personal and family matters, illness, or other activities or engagements subject to the limitations set forth in the handbook.

Bonus:	You will be eligible for a discretionary annual cash bonus with a target of twenty percent (20%) of your then current base salary, subject to review and adjustment from time to time by the Company in its sole discretion, payable subject to standard payroll withholding requirements (“Target Bonus”). Whether or not you earn any bonus will be dependent upon (a) the actual achievement by you and the Company of the applicable individual and corporate performance goals, as determined by the Board in its sole discretion, and (b) your continuous performance of services to the Company through the date any such bonus is paid. The bonus may be greater or lesser than the Target Bonus and may be zero. The annual period over which performance is measured for purposes of this bonus is January 1 through December 31; provided, that for calendar year 2022 any bonus will be prorated based on the number of days between the Start Date and December 31, 2022. The Board will determine in its sole discretion the extent to which you have achieved the performance goals upon which the bonus is based and the amount of the bonus, if any.

Your start date will be the Merger Closing Date. On your first day, please bring appropriate documentation as proof that you are presently eligible to work in the United States without sponsorship.

We are excited to welcome you to the ColdQuanta team! We recognize that you retain the option, as does the company, of ending your employment with the company at any time, with or without notice, and with or without Cause (as defined below); provided however that we may not terminate your employment except for Cause before the second anniversary of the Merger Closing Date.

The term “Cause” means any of the following events: (a) your breach of the material terms of any agreement between you and the Company; (b) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company; (c) your material failure to comply with the Company’s written policies or rules; (d) your conviction of, or your plea of “guilty”, “no contest/nolo contendere”, to a felony under the Federal or State laws of the United States; (e) your gross negligence or willful misconduct with regard to the Company that is materially injurious to the Company; (f) your continuing failure to perform assigned duties after receiving written notification of the failure from the Company’s Board of Directors; or (g) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers, or employees, if the Company has requested your cooperation; provided however than in the case of clauses (a) and (c), the Company provides you with written or email notice of breach or failure, as the case may be, and you are afforded a reasonable opportunity to cure.

As such, subject to the two preceding paragraphs, your employment with the Company is at-will, and neither this letter nor other oral or written representations may be considered a contract for any specific period. Employment is contingent upon completion of a background check and signing a confidentiality agreement.

If you wish to accept the offer, please sign in the space provided below and return it to me within seven days of receipt. Again, we look forward to you joining us at ColdQuanta. Should you have any questions, please do not hesitate to contact me. We look forward to your favorable reply!

/s/ Kathy Crawford
Sincerely,
Kathy Crawford
Chief People Officer ColdQuanta, Inc.

Your signature below shows that you have received, understand, and accept this offer.

Signature:	/s/ Pranav Gokhale
Pranav Gokhale